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        EX-20.2 AUDITED FINANCIAL STATEMENTS OF DIGITAL TECHNIQUES, INC.

                                Auditors' report

To the Directors of Digital Techniques Inc.

We have audited the balance sheet of Digital Techniques, Inc. as at September 30, 1998 and the statements of operations and deficit and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as explained in the following paragraph we conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

Since this is our initial engagement as auditors of the Company, we were not present at the physical inventory taking at the beginning of the period and we have not been able to satisfy ourselves as to inventory quantities at that date by other auditing procedures. Accordingly, we were unable to determine whether adjustments to cost of sales, income taxes, loss for the period and opening deficit might be necessary.

In our opinion, except for the effect of adjustments, if any, which might have been determined to be necessary had we been able to observe the physical inventory taking at the beginning of the period as described in the preceding paragraph, the statements of operations and deficit and cash flows present fairly, in all material respects, the results of operations and cash flows of the Company for the nine month period ended September 30, 1998 in accordance with United States generally accepted accounting principles. Further, in our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company as at September 30, 1998 in accordance with United States generally accepted accounting principles.


KPMG, LLP
Chartered Accountants

Toronto, Canada
June 2, 2000







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                            DIGITAL TECHNIQUES INC.
                                 Balance Sheet
                               September 30, 1998
                          (Expressed in U.S. dollars)



Assets

Current assets:
     Cash                                                           $   48,361
     Accounts receivable, net of allowance for
       doubtful accounts of $68,363                                    865,397
     Inventory (note 2)                                                924,569
     Prepaid and other                                                  38,651
                                                                    ----------
     Total current assets                                            1,876,978

Fixed assets (note 3)                                                  279,616

                                                                    ----------
Total assets                                                        $2,156,594
                                                                    ----------

Liabilities and Shareholder's Equity

Current liabilities:
     Accounts payable                                               $  373,786
     Accrued liabilities (note 4)                                      316,572
                                                                    ----------
     Total current liabilities                                         690,358

Shareholder's equity:
     Common stock:
         Authorized, at par value of 0.01(cent) per share:
              1,000,000 shares
         Issued and outstanding:
              477,057 shares at September 30, 1998                          47
     Contributed surplus                                             2,035,796
     Deficit                                                          (569,607)
                                                                    ----------
     Total shareholder's equity                                      1,466,236

Lease commitments (note 5)

                                                                    ----------
Total liabilities and shareholder's equity                          $2,156,594
                                                                    ----------



See accompanying notes to financial statements.



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                            DIGITAL TECHNIQUES INC.
                      Statement of Operations and Deficit
                   Nine month period ended September 30, 1998
                          (Expressed in U.S. dollars)



Revenue:
     Hardware                                                     $ 5,115,744
     Maintenance                                                      109,164
                                                                   ----------
                                                                    5,224,908

Cost of sales                                                       2,868,172
                                                                   ----------

Gross margin                                                        2,356,736

Expenses:
     Sales and marketing                                              851,724
     Research and development                                         855,600
     General and administrative                                       656,644
     Depreciation                                                      60,234
     Interest                                                          31,832
                                                                   ----------
                                                                    2,456,034
                                                                   ----------
Loss before the undernoted                                            (99,298)

Other income                                                          360,161
                                                                   ----------

Income before income taxes                                            260,863

Income taxes (note 6)                                                 472,898
                                                                   ----------

Loss for the period                                                  (212,035)

Deficit, beginning of period                                         (357,572)

                                                                   ----------
Deficit, end of period                                             $ (569,607)
                                                                   ----------

Number of shares used in calculation of loss per common share         477,052
Loss per common share                                              $    (0.44)

                                                                   ----------


See accompanying notes to financial statements.






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                            DIGITAL TECHNIQUES INC.
                            Statement of Cash Flows
                   Nine month period ended September 30, 1998
                          (Expressed in U.S. dollars)



Cash flows from operating activities:
     Loss for the period                                         $  (212,035)
     Items not involving cash:
         Depreciation                                                 60,234
         Future income taxes                                         222,432
     Change in non-cash working capital:
         Increase in accounts receivable                             179,263
         Increase in inventory                                       465,740
         Decrease in prepaid and other                                (9,423)
         Decrease in accounts payable                               (196,881)
         Increase in accrued liabilities                             172,672
         Decrease in amount due to former parent company          (1,169,625)
                                                                  ----------
     Cash flows used in operating activities                        (487,623)

Cash flows from financing activities:
     Issuance of contributed surplus                                 589,429
                                                                  ----------
     Cash flows from financing activities                            589,429

Cash flows from investing activities:
     Purchase of equipment                                           (70,012)
                                                                  ----------
     Cash flows used in investing activities                         (70,012)
                                                                  ----------

Increase in cash                                                      31,794

Cash, beginning of period                                             16,567

                                                                  ----------
Cash, end of period                                              $    48,361
                                                                  ----------

Supplemental cash flow information:
     Interest paid                                               $    31,833

                                                                  ----------


See accompanying notes to financial statements.







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Digital Techniques Inc. (the "Company") is incorporated under the laws of the
State of Texas and specializes in the design and manufacture of enhancement products for PBX Telecommunications Systems.


On September 30, 1998, the Company was purchased by DTI Holdings, Inc., a corporation incorporated under the laws of the State of Texas which is controlled by Troy Holdings International Inc. that is incorporated under the laws of Ontario.


1.   SIGNIFICANT ACCOUNTING POLICIES:


     (a) Basis of presentation:


     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting year. Actual results may differ from those estimates. All amounts are stated in U.S. dollars unless otherwise indicated.


     (b) Revenue recognition:


     Hardware revenue is recognized when a product is delivered and accepted by the customer, consistent with the Company's terms of sale. Maintenance revenue is deferred and recognized on a straight-line basis over the terms of the maintenance agreement.


     (c) Inventory:


     Raw materials are stated at the lower of cost, determined on a first-in, first-out basis, and replacement cost. Work in process and finished goods inventory are stated at the lower of cost, determined as average cost, and net realizable value.








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1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


 (d) Fixed assets:


     Fixed assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the following terms:


     Computer equipment                                                  5 years
     Engineering equipment                                          5 - 10 years
     Manufacturing equipment                                        5 - 10 years
     Furniture and fixtures                                         7 - 10 years



     The Company regularly reviews the carrying values of its property and equipment by comparing the carrying amount of the asset to the expected future cash flows to be generated by the asset. If the carrying value exceeds the amount recoverable, a writedown of the asset to estimated fair value is charged to the statement of operations.


 (e) Warranty reserve:


     Hardware sales include a warranty that offers technical support, parts and service for one year. The warranty reserve included in accrued liabilities represents the estimated costs to provide technical support and service on hardware products sold and is accrued monthly based on sales and prior claims experience.


 (f) Income taxes:


     Under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.



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1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


 (g) Research and development:


     Costs related to research, design and development of products are charged to research and development expenses as incurred. Development costs are capitalized beginning when a product's technological feasibility has been established, which generally occurs upon completion of a working model, and ending when a product is available for general release to customers. To date, completing a working model of the Company's product and the general release of the product have substantially coincided. As a result, the Company has not capitalized any development costs since such costs have not been significant.


 (h) Currency translation:


     The Company's functional currency is the U.S. dollar. Monetary items denominated in foreign currencies are translated to U.S. dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates in effect when the assets were acquired or the obligation incurred. Revenue and expenses are translated at rates in effect at the time of the transaction. Foreign exchange translation gains and losses are included in loss for the period.


 (i) Loss per common share:


     Loss per common share has been calculated on the basis of loss divided by the weighted average number of common shares outstanding during the period.


 (j) Comprehensive income:


     SFAS No. 130, "Reporting Comprehensive Income", issued by the Financial Accounting Standards Board ("FASB") establishes standards for the reporting and presentation of comprehensive income. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from shareholder transactions. For the period presented comprehensive loss is the same as the net loss.



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1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


 (k) Recent accounting pronouncements:


     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not assessed the impact on its financial position, results of operations or cash flows of adopting SFAS No. 133. The Company will be required to implement SFAS No. 133, as amended by SFAS No. 137 for its fiscal year ending December 31, 2001.


2.   INVENTORY:


     Raw materials                                                 $    686,714
     Finished goods and work in process                                 237,855

                                                                   ------------
                                                                   $    924,569
                                                                   ------------


3.   FIXED ASSETS:

                                                 Accumulated           Net book
                                     Cost        amortization             value
                                     ----        ------------          --------

       Computer equipment          $413,281        $279,928            $133,353
       Engineering equipment        374,834         275,865              98,969
       Manufacturing equipment      105,328          78,948              26,380
       Furniture and fixtures        73,915          53,001              20,914

                                   --------        --------            --------
                                   $967,358        $687,742            $279,616
                                   --------        --------            --------




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4.   ACCRUED LIABILITIES:


     Accrued liabilities consist of the following:


     Payroll-related expenses                                        $  110,848
     Warranty reserve                                                    47,288
     Other                                                              158,436

                                                                     ----------
                                                                     $  316,572
                                                                     ----------


5.   LEASE COMMITMENTS:


     The Company is committed to payments under operating leases for equipment and premises in the amount of approximately $1,197,605. Annual payments are as follows:


     1998                                                            $   46,500
     1999                                                               111,500
     2000                                                               222,460
     2001                                                               225,460
     2002                                                               223,685
     Thereafter                                                         368,000

                                                                     ----------
                                                                     $1,197,605
                                                                     ----------


     Rent expense was $80,389 for the period ended September 30, 1998.


6.   INCOME TAXES:


     The Company's former parent filed U.S. federal income tax returns on a consolidated basis for itself and its subsidiaries including the Company. The income tax provision for the period reflects the payments made by the Company. A 338(h)(10) election was made for tax purposes upon the sale of the Company to DTI Holdings, Inc.



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7.   SEGMENTED INFORMATION:


     The Company operates in one business segment.


     All long-lived assets relating to the Company's operations are located in the United States. Revenue per geographic location, which is attributable to geographic location based on the location of the external customer, is substantially generated in the United States.


     For the period ended September 30, 1998, three customers accounted for 16%, 12% and 12% of revenue.


     As of September 30, 1998, the Company had receivables from three significant customers, accounting for 20%, 11% and 11% of total accounts receivable.


8.   FINANCIAL INSTRUMENTS:


     The fair values of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short-term nature.


9.   CONCENTRATION OF CREDIT RISK:

     The Company's customers are concentrated in the telecommunications industry. The Company performs ongoing credit evaluation of its customers' financial condition and maintains a provision for accounts for which collection is determined to be uncertain.